Exhibit 10.3

Kaiser Aluminum 2021-2023 Long-Term Incentive Plan

Management Objective:

The applicable measurable performance objective:

•    for 60% of the Performance Shares is the percentile ranking (“Relative TSR Ranking”) of the total shareholder return (“TSR”) of Kaiser Aluminum Corporation (the “Company”) over the period from January 1, 2021 through December 31, 2023 (the “Performance Period”) compared to the TSR of companies listed on Annex I hereto (each, a “Peer Company”), each of which is a member of the S&P 1000 Materials Index, over the Performance Period;

•    for 20% of the Performance Shares is the Company’s cost performance (“Cost Performance”), measured by the Company’s total controllable cost exclusive of the total controllable cost relating to the Warrick facility (“Total Controllable Cost”), over the Performance Period; and

•    for 20% of the Performance shares is the Company’s reported adjusted earnings before interest, tax, depreciation and amortization (“EBTIDA”) margin (“Adjusted EBITDA Margin”), measured by the Company’s adjusted EBITDA as a percentage of value added revenue (“VAR”).

TSR Performance Objective
The Relative TSR Ranking will be based on the Company’s relative stock performance against the Peer Companies, with any dividends being treated as being reinvested on the applicable ex-dividend date.
The beginning and ending share prices are determined using the 20 trading day averages preceding the beginning and the end of the applicable performance period, respectively.
Any Peer Company that is acquired during the Performance Period shall be omitted from the peer group and will not be included in determining the Relative TSR Ranking.

Any Peer Company that files for bankruptcy, or that has its shares delisted from its primary stock exchange because it fails to meet the exchange listing requirements (other than as a result of its acquisition), during the Performance Period shall remain in the peer group and will be ranked last for purposes of determining the Relative TSR Ranking.

The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”). The payout for TSR performance at the target level (a multiplier of 1.00x) is 100% of the applicable Performance Shares. The threshold performance required to potentially earn Performance Shares is a Relative TSR Ranking at the 25th percentile. The payout for TSR performance at the threshold level (a multiplier of 0.50x) is 50% of the applicable Performance Shares. If the Relative TSR Ranking is below the 25th percentile, no Performance Shares will be earned. If the Relative TSR Ranking is greater than the 90th percentile, Performance Shares will be earned at the maximum level.  The payout for performance at the maximum level (a multiplier of 2.00x) is 200% of the applicable Performance Shares.

The multiplier for Performance Shares based on TSR Percentile Ranking will be determined by straight line interpolation between the measuring points based on the Relative TSR Ranking as follows:
TSR Percentile Ranking <25th percentile 25th percentile 50th percentile 75th percentile ≥90th percentile	Multiplier 0.00x 0.50x 1.00x 1.50x 2.00x
If the TSR of the Company over the Performance Period is negative, then the multiplier shall be capped at 1.00x.
Cost Performance Objective

Cost Performance is measured as a percentage of the average annual increase or decrease in Total Controllable Cost over the Performance Period as compared with the Company’s Total Controllable Cost for 2020.  The baseline reflects 2020 costs/performance flexed for volume and mix.

Total Controllable Cost shall equal the sum of (1) controllable variable conversion cost (“Variable Cost”) and (2) controllable plant overhead and selling, general and administrative expenses (“Overhead Cost”), both exclusive of costs related to the Warrick facility and as more fully described to the Company’s compensation committee (the “Committee”).

The Cost Performance target is a 0% annualized cost increase requiring the offset of underlying inflation (the “Target Cost Performance”). The payout for Cost Performance at the target level (a multiplier of 1.00x) is 100% of the applicable Performance Shares. If the Cost Performance is equal to or greater than a 2% annualized cost increase, no Performance Shares will be earned. If the Cost Performance equals or exceeds a 2% annualized cost reduction, Performance Shares will be earned at the maximum level.  The payout for performance at the maximum level (a multiplier of 2.00x) is 200% of the applicable Performance Shares.

The multiplier for Performance Shares based on Cost Performance will be determined by a straight line interpolation based on Cost Performance as follows:
Cost Performance ≥2% annualized cost increase 0% annualized cost increase ≥2% annualized cost reduction	Multiplier 0.00x 1.00x 2.00x
Adjusted EBITDA Margin Objective
The Company’s Adjusted EBITDA Margin performance is measured by the Company’s adjusted EBITDA as a percentage of VAR over the Performance Period.

Adjusted EBITDA shall equal the sum of the Company’s adjusted EBITDA as reflected in the Company’s Reconciliations of Non-GAAP Measures – Consolidated, as reported in the Company’s earnings materials, for the three years over the Performance Period.

VAR shall equal the sum of the Company’s Net Sales less the hedged cost of alloyed metal for three years over the Performance Period.

The Adjusted EBITDA Margin target is [a target performance level approved by the compensation committee] (the “Target Adjusted EBITDA Margin Performance”). The payout for Target Adjusted EBITDA Margin Performance (a multiplier of 1.00x) is 100% of the applicable Performance Shares. If the Adjusted EBITDA Margin is equal to or less than [the threshold level approved by the compensation committee], no Performance Shares will be earned. If the Adjusted EBITDA Margin equals or exceeds [the maximum performance level approved by the compensation committee], Performance Shares will be earned at the maximum level.  The payout for performance at the maximum level (a multiplier of 2.00x) is 200% of the applicable Performance Shares.

The multiplier for Performance Shares based on Adjusted EBITDA Margin Performance will be determined by a straight line interpolation based on EBITDA Margin [targets approved by the compensation committee.]

Determination of Number of Performance Shares Potentially Earned:

The number of Performance Shares earned, if any, will be determined as follows:

•    Following December 31, 2023, the Committee will approve a multiplier (“LTI Multiplier”) for each of the performance metrics described above based on the Company’s performance.

•    The number of Performance Shares earned, if any, will equal the sum of the product (rounded down to the nearest whole number) of (1) the target number of Performance Shares granted under each performance metric and (2) the LTI Multiplier determined based on each of the applicable Company performance metrics (rounded to the nearest whole percentage point); provided, however, such number will not exceed two times the target number of Performance Shares granted hereunder.

The Committee will approve the LTI Multiplier for each performance metric no later than March 15, 2024.

Administrative Provisions:	Additional administrative provisions are reflected in the terms of the applicable grant documents.

Annex I

Peer Company List

Ticker	Peer Company Name	Ticker	Peer Company Name	Ticker	Peer Company Name
ARNC	Arconic Corporation	GEF	Greif, Inc.	RGLD	Royal Gold, Inc.
ASH	Ashland Global Holdings Inc.	GLT	Glatfelter Company	RPM	RPM International Inc.
ASIX	AdvanSix Inc.	HAYN	Haynes International, Inc.	RS	Reliance Steel & Aluminum Co.
ATI	Allegheny Technologies Incorporated	HCC	Warrior Met Coal, Inc.	RYAM	Rayonier Advanced Materials Inc.
ATR	AptarGroup, Inc.	HWKN	Hawkins, Inc.	SCL	Stepan Company
AVD	American Vanguard Corporation	IOSP	Innospec Inc.	SLGN	Silgan Holdings Inc.
AVNT	Avient Corporation	KALU	Kaiser Aluminum Corporation	SMG	The Scotts Miracle-Gro Company
BCC	Boise Cascade Company	KOP	Koppers Holdings Inc.	SON	Sonoco Products Company
BCPC	Balchem Corporation	KRA	Kraton Corporation	STLD	Steel Dynamics, Inc.
CBT	Cabot Corporation	KWR	Quaker Chemical Corporation	SWM	Schweitzer-Mauduit International, Inc.
CC	The Chemours Company	LPX	Louisiana-Pacific Corporation	SXC	SunCoke Energy, Inc.
CENX	Century Aluminum Company	LTHM	Livent Corporation	SXT	Sensient Technologies Corporation
CLF	Cleveland-Cliffs Inc.	MERC	Mercer International Inc.	TG	Tredegar Corporation
CLW	Clearwater Paper Corporation	MTRN	Materion Corporation	TMST	TimkenSteel Corporation
CMC	Commercial Metals Company	MTX	Minerals Technologies Inc.	TSE	Trinseo S.A.
CMP	Compass Minerals International, Inc.	MYE	Myers Industries, Inc.	UFS	Domtar Corporation
CRS	Carpenter Technology Corporation	NEU	NewMarket Corporation	USCR	U.S. Concrete, Inc.
EXP	Eagle Materials Inc.	NGVT	Ingevity Corporation	VVV	Valvoline Inc.
FF	FutureFuel Corp.	NP	Neenah, Inc.	WOR	Worthington Industries, Inc.
FOE	Ferro Corporation	OI	O-I Glass, Inc.	X	United States Steel Corporation
FUL	H.B. Fuller Company	OLN	Olin Corporation	ZEUS	Olympic Steel, Inc.
GCP	GCP Applied Technologies Inc.

5